EXHIBIT 5.1

  OPINION AND CONSENT OF CADES SCHUTTE LLP

June 6, 2012

Alexander & Baldwin Holdings, Inc.

822 Bishop Street

Honolulu, Hawaii 96813

Re:	Post-Effective Amendment No. 1 to Registration Statement No. 333-69197 on Form S-8

Ladies and Gentlemen:

It is our understanding that on June 6, 2012, Alexander & Baldwin Holdings, Inc., a Hawaii corporation, will as successor registrant (the “Successor Registrant”) to Alexander & Baldwin, Inc., a Hawaii corporation (the “Predecessor Registrant”), file with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8, File No. 333-69197 (the “Registration Statement”).

Such succession occurred on June 6, 2012 as part of the planned internal reorganization of the Predecessor Registrant by which a wholly-owned subsidiary of the Successor Registrant was merged into the Predecessor Registrant.  The merger (the “Merger”) was effected in accordance with the Agreement and Plan of Merger, dated February 13, 2012 by and among the Predecessor Registrant, the Successor Registrant and A&B Merger Corporation (the “Merger Agreement”).  As a result of the Merger, the Successor Registrant has become the parent holding company of the Predecessor Registrant.

The Merger was approved by the shareholders of the Predecessor Registrant at the 2012 Annual Meeting of the Alexander & Baldwin, Inc. shareholders held on May 11, 2012. Pursuant to the Merger, the outstanding shares of the Predecessor Registrant’s common stock were exchanged on a one-for-one basis for shares of the Successor Registrant’s common stock.  In addition, the Successor Registrant assumed the equity incentive compensation plans of the Predecessor Registrant, together with all outstanding stock options, stock purchase rights, restricted stock units and other stock rights (collectively, the “Stock Rights”) thereunder.  As a result of such assumption, the Successor Registrant is now obligated to issue shares of its common stock under those Stock Rights in lieu of shares of the Predecessor Registrant’s common stock and has accordingly assumed and adopted the Registration Statement for purposes of registering under the Securities Act the shares of the Successor Registrant’s common stock that may become issuable from time to time under those assumed Stock Rights.

The Registration Statement, as amended by the Amendment, relates to the offer and sale by the Successor Registrant of shares of the Successor Registrant’s Common Stock, without par value (“Common Stock”), under the Predecessor Registrant’s 1998 Stock Option/Stock Incentive Plan and 1998 Non-Employee Director Stock Option Plan, each as assumed by the Successor Registrant (together, the “Plans”), and the assumed Stock Rights thereunder. We have acted as counsel to the Successor Registrant in connection with the preparation and filing of the Amendment.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Successor Registrant’s charter documents and the corporate proceedings taken by the Successor Registrant in connection with the assumption of the Plans and the Stock Rights outstanding thereunder.  Based on such review, we are of the opinion that if, as and when shares of Common Stock issuable under the assumed Plans are issued (and any required cash consideration to be paid for such shares is received) pursuant to the Stock Rights, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5.1 to the Amendment. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Successor Registrant, the Plan or the shares of Common Stock issuable thereunder.

Very truly yours,

 /s/ CADES SCHUTTE LLP

CADES SCHUTTE LLP